THIS SETTLEMENT AGREEMENT made effective as of the June 22, 2009.

Between:

HODGKINSON EQUITIES CORPORATION, a corporation duly incorporated under the laws of the Province of British Columbia

(herein called "HEC ")

-and-

DEJOUR ENTERPRISES LTD. a corporation duly incorporated under the laws of British Columbia

(herein called ('Dejour")

-and-

WHEREAS HEC and Dejour entered into a Demand Promissory Note dated April 3, 2009 in the amount of CDN $1,800,000 (the "Note").

AND WHEREAS HEC and Dejour have agreed to cancel the Note by firstly, converting CDN $450,000 to both common shares of Dejour ("Shares") and share purchase warrants of Dejour ("Warrants") and secondly, by converting CDN $900,000 to a 5% interest in an oil and gas property and thirdly, by amending the terms and conditions of the remaining balance of the Note, in the amount of CDN $450,000 as set out hereinafter;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and for other good and valuable consideration and the payment of ten dollars ($10.00) by each party to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree each with the other as follows:

TERMS OF SETTLEMENT AGREEMENT

1. The Note between Dejour and HEC is hereby cancelled;

2. As settlement for the CDN $450,000 portion of the Note, Dejour Canada shall issue 1,363,636 fully paid Shares of Dejour, with a deemed value of CAD $0.33 per share and 681,818 Warrants of Dejour Canada exercisable for five years from date of this agreement at CDN $0.55 per share;

3. As settlement for the another portion of the Loan, in the amount of CDN $450,000, Dejour will issue HEC an one year promissory note attached hereto as Schedule "A" ("New Note"). The New Note will bear interest at the rate of 12% per annum, calculated and payable at the end of each calendar quarter.

4. If the New Note is not repaid by January 1, 2010, Dejour will pay a 3% fee on the outstanding balance, to a maximum of $13,500. Dejour has the discretion to settle the fee in shares, subject to TSX's approval, based on the closing market price on December

31, 2009.

5. As further consideration for HEC granting the New Note, Dejour will convert the $900,000 potion of the Note by granting HEC a 5% working interest in Dejour Energy (Alberta) Ltd.'s Interest in lands, well and equipment in the Woodrush/Drake Area NE British Columbia as more particularly described in Schedule "B" attached hereto subject to the approval of the Alberta Treasury Bank.

NOTICE

6. (a) Any notice or any other communication which is hereunder required must be in writing and transmitted by fax or hand delivered:

to HEC:

Hodgkinson Equities Corporation
1100-808 West Hastings Street
Vancouver BC V6C 2X4

Fax: (604) 638-5051

to Dejour:

Dejour Enterprises Ltd.
Suite 1100-808 West Hastings Street
Vancouver BC V6C 2X4

Fax: (604) 648-5051

or, with respect to each party, to any other address or fax number that may be designated by a party by a written notice given to the other party.

(b) the notices or communications provided for in subparagraph 5(a) above shall be presumed to have been received the day they are sent, if delivered by hand or if transmitted by fax during normal business hours; failing this, the fax transmission shall be deemed to have been received the next business day in the jurisdiction of the recipient.

GENERAL

7. The headings of the paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

8. Words referring to one gender shall include reference to any other gender.

9. The parties to this Agreement undertake toward each other to make, do or execute, at any time, any deed, thing or document necessary or useful to give full effect to this Agreement.

10. No modification or amendments to this Agreement shall be valid and binding unless set forth in writing and duly executed by all parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give same and, unless otherwise provided, shall be limited to the specific breach waived.

11. Time is of the essence in this Agreement.

12. This Agreement shall be construed in accordance with the laws of the Province of British Columbia.

13. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

14. This Agreement may be executed by the parties hereto at different times and in different places without the parties hereto being in each other's presence.

IN WITNESS WHEREOF the parties hereto have executed this Agreement in duplicate on the date first above written.

SIGNED, SEALED and DELIVERED in the presence of

HODGKINSON EQUITY CORPORATION

Per: ______________________

DEJOUR ENTERPRISES LTD.

Per: ______________________

SCHEDULE "A":

ATTACHED TO AND MADE PART OF THAT SETTLEMENT AGREEMENT, DATED JUNE 22, 2009 BETWEEN DEJOUR ENTERPRISES LTD. AND HODGKINSON EQUITIES CORPORATION

One Year Promissory Note

CDN $450,000.00

Vancouver, BC
June 22, 2009

For VALUE RECEIVED, the undersigned, Dejour Enterprises Ltd. Suite 1100, 808 West Hastings Street, Vancouver BC V6C 2X4 ("Dejour") promises to pay to Hodgkinson Equities Corporation ("HEC"), 1100-808 West Hastings Street, Vancouver, BC V6C 2X4 the principal sum of CDN $450,000 at a rate of interest of 12% per annum. Interest is payable at the end of each calendar quarter.

If this note is not repaid by January 1, 2010, Dejour will pay a 3% fee on the outstanding balance, to a maximum of $13,500. Dejour has the discretion to settle the fee in shares, subject to TSX's approval, based on the closing market price on December 31, 2009.

This Agreement shall be governed by any dispute arising hereunder shall be determined in accordance with the laws of the Province of British Columbia.

Borrower
Dejour Enterprises Ltd.

<u>SCHEDULE "B"</u>

Attached to and made part of a Settlement Agreement dated June 25, 2009 between Dejour Energy (Alberta) Ltd. and Hodgkinson Equities Corporation

Area (BC)	BC Crown Lease	Legal Description of Lands	Current Parties and Working Interests	Transferee's Acquired Working Interest	Permitted Encumbrances	Existing Wells
Drake	52769	NTS 094-H-01 Blk L Units 14, 15, 24, 25 - All PNG	Dejour Energy (Alberta) Ltd.: 100% BPO, 60% APO Dav-Jor Contracting Ltd.: 0% BPO, 32% APO Paradise Energy Corporation: 0% BPO, 8% APO * no payout as of Effective Date	BPO: 5% of Dejour 100% (net 5%) APO: 5% of Dejour 60% (net 3%)	BC Crown Sliding Scale Royalty; Convertible GORR of 1/23.8365 (5-15%) on oil and 15% on other substances (calculated on 100% of production) payable to Dav-Jor Contracting Ltd. (80%) and Paradise Energy Corporation (20%)	a-14-L-94-H-1 d-24-L-94-H-1
Drake	52770	NTS 094-H-01 Blk L Units 16, 17, 26, 27 - All PNG	Dejour Energy (Alberta) Ltd.: 92% Paradise Energy Corporation: 8%	5% of Dejour 92% (net 4.6%)	BC Crown Sliding Scale Royalty; Non-convertible GORR of 1/23.8365 (5-15.625%) on oil and 15.5625% on other substances (calculated on 32% of production) payable to Dav-Jor Contracting Ltd.	a-16-L-94-H-1 1-26-L-94-H-1
Woodrush	59627	NTS 094-H-01 Blk E Units 78,79, 88, 89 All PNG	Dejour Energy (Alberta) Ltd.: 100%	5% of Dejour 100% (net 5%)	BC Crown Sliding Scale Royalty	none
Woodrush	59628	NTS 094-H-01 Blk E Units	Dejour Energy (Alberta) Ltd.:	5% of Dejour 100% (net 5%)	BC Crown Sliding Scale	a-80-E-94-H-1

		80, 90; NTS 094-H-02 Blk H Units 71, 81 - All PNG	100%		Royalty	
Woodrush, BC	59629	NTS 094-H-01 Blk E Unit 100; NTS 094-H-01 Blk L Unit 10; NTS 094-H-02 Blk H Unit 91; NTS 094-H-02 Blk I Unit 1 - All PNG	Dejour Energy (Alberta) Ltd.: 100%	5% of Dejour 100% (net 5%)	BC Crown Sliding Scale Royalty	d-91-H-94-H-2